SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


         Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.


                         (Amendment No.____________)


                                Phlo Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $.0001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  71879Q 10 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 March 13, 2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.71879Q 10  1                 13G                    Page 2 of 5 Pages


________________________________________________________________________________
1. Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

           Robert J. Sipper

________________________________________________________________________________
2.   Check the Appropriate Box if a Member of a Group
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC Use Only



________________________________________________________________________________
4.   Citizenship or Place of Organization

           United States

________________________________________________________________________________
  Number of    5.   Sole Voting Power

   shares               4,575,684
               _________________________________________________________________
beneficially   6.   Shared Voting Power

  owned by              0
               _________________________________________________________________
    each       7.   Sole Dispositive Power

  reporting             2,575,684
               _________________________________________________________________
   person      8.   Shared Dispositive Power

    with               2,000,000; 2,000,000 shares
                    were assigned by Reporting
                    Person for the benefit of
                    Issuer for use in connection
                    with future financing
                    transactions of Issuer,
                    pursuant to an agreement
                    between reporting Person and
                    Issuer, dated as of July 26,
                    2001.

________________________________________________________________________________
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

                         4,575,684
________________________________________________________________________________
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares      [_]

________________________________________________________________________________
11.  Percent of Class Represented by Amount in Row (9)

                         14.7%

________________________________________________________________________________
12.  Type of Reporting Person (See Instructions)


                         IN
________________________________________________________________________________

                                                             Page 3 of 5 Pages



Item 1(a)         Name of Issuer:

                  Phlo Corporation
                  --------------------------------------------------------------

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  475 Park Avenue South
                  --------------------------------------------------------------

Item 2(a)         Name of Person Filing:

                  Robert J. Sipper
                  --------------------------------------------------------------

Item 2(b)         Address of Principal Business Office or, if None, Residence:

                  230 Dug Road, Chester, New York  10918
                  --------------------------------------------------------------

Item 2(c)         Citizenship:

                  United States
                  --------------------------------------------------------------

Item 2(d)         Title of Class of Securities:

                  Common Stock, $.0001 par value
                  --------------------------------------------------------------

Item 2(e)         CUSIP Number:

                  71879Q   10    1
                  --------------------------------------------------------------

Item 3 If this Statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                  (a) |_| Broker or dealer registered under Section 15 of the Exchange Act.

                  (b) |_| Bank as  defined in  Section  3(a)(6) of the  Exchange
Act.

                  (c) |_| Insurance company registered under Section 8 of the Investment Company Act.

                  (d) |_| Investment company registered under Section 8 of the Investment Company Act.

                  (e)  |_|  An  investment   adviser  in  accordance  with  Rule
13d-1(b)(1)(ii)(E).

                  (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

                  (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

                  (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

                  (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

                  (j) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                  If this statement is filed pursuant to Rule 13d-1(c), check this box. |X|

Item 4.       Ownership.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount beneficially owned:  4,575,684 shares.

         (b)      Percent of class:  14.7%.

         (c)      Number of shares as to which the person has:

         (i)      Sole power to vote or to direct the vote:  4,575,684 shares.

         (ii)     Shared power to vote or to direct the vote:  0 shares.

         (iii)    Sole power to dispose or to direct the disposition of:
                  2,575,684 shares.

         (iv)     Shared power to dispose or to direct the disposition of:
                  2,000,000 shares. (see Section 8 of this Schedule 13-G.)

Item 5.       Ownership of Five Percent or Less of a Class.

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

             Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

             Not applicable.

Item 8.       Identification and Classification of Members of the Group.

             Not applicable.

Item 9.       Notice of Dissolution of Group.

             Not applicable.

Item 10.      Certifications.

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                 January 4, 2002
                                         -----------------------------------
                                                      (Date)



                                         -----------------------------------
                                                Robert J. Sipper